UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2022

PGT Innovations, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37971	20-0634715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Technology Drive, North Venice, FL		34275
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (941) 480-1600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	PGTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2022, we entered into employment agreements (the “Employment Agreements”) with each of Jeff Jackson (President and Chief Executive Officer), Mike Wothe (President, Western Division) and Bob Keller (Senior Vice President of Customer Strategy and Innovation, Southeast Division) (collectively, the “Executives”). The Employment Agreement with each of Mr. Jackson, Mr. Wothe and Mr. Keller supersedes his prior employment agreement with us.

The Employment Agreements generally provide for (1) an annual base salary, (2) eligibility for an annual performance bonus, if and to the extent that the performance metrics or other requirements thereof are achieved, as determined by the Board of Directors of the Company (the “Board”) or the Board’s designated committee, (3) eligibility for an annual equity grant which will be divided equally between restricted stock units or restricted share units and performance shares or performance units, at the Board’s discretion, and (4) other customary employee benefits.

In the event that (a) an Executive’s employment is terminated by the Company without “cause” (as defined in the respective Employment Agreement) or (b) an Executive terminates his employment for “good reason” (as defined in the respective Employment Agreement), such Executive is entitled to (1) continuation of his base salary for twelve months (30 months in the case of Mr. Jackson) after the date of termination; (2) payment by the Company of applicable premiums for medical benefits for twelve months (30 months in the case of Mr. Jackson) following the date of termination; and (3) a lump sum cash payment equal to 100% (250% in the case of Mr. Jackson) of his target cash incentive amount payable under the Company’s annual incentive plan for the applicable award period. Notwithstanding the foregoing, if such termination occurs within 24 months following a Change of Control (as defined in the respective Employment Agreement), the Executive would be entitled to (1) a lump sum payment equal to his base salary for 24 months (30 months in the case of Mr. Jackson) after the date of termination; (2) payment by the Company of applicable premiums for medical benefits for 24 months (30 months in the case of Mr. Jackson) following the date of termination; and (3) a lump sum cash payment equal to 200% (250% in the case of Mr. Jackson) of his target cash incentive amount payable under the Company’s annual incentive plan for the applicable award period. The Employment Agreements also provide for continued payment of base salary for specified period, in the event of an Executive’s death or disability.

Any termination payments are subject to the Executive or the Executive’s estate providing a customary release to the Company. The Employment Agreement also includes customary confidentiality, intellectual property, non-compete and non-disparagement provisions.

The foregoing description of the Employment Agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreements.

ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PGT INNOVATIONS, INC.

By: /s/ Ryan S. Quinn

Name: Ryan S. Quinn

Title: General Counsel and Corporate Secretary

Dated: April 14, 2022